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                                     NISSAN

                     DEALER TERM SALES AND SERVICE AGREEMENT

THIS AGREEMENT is entered into effective the day last set forth below by and between the Nissan Division of NISSAN MOTOR CORPORATION IN U.S.A., a California corporation, hereinafter called "Seller," and the natural persons and entities identified in the Final Article of this Agreement.

                                  INTRODUCTION

The purpose of this Agreement is to establish Dealer as an authorized dealer of Nissan Products and to provide for the sale and servicing of Nissan Products in a manner that will best serve owners, potential owners and purchasers of Nissan Products as well as the interests of Seller, Dealer and other Authorized Nissan Dealers. This Agreement sets forth: the rights which Dealer will enjoy as an Authorized Nissan Dealer; the responsibilities which Dealer assumes in consideration of its receipt of these rights; and the respective conditions, rights and obligations of Seller and Dealer that apply to Seller's grant to Dealer of such rights and Dealer's assumption of such responsibilities. It is understood that Dealer wishes an opportunity to qualify for a regular Nissan Dealer Sales and Service Agreement for Nissan Products and understands that for that purpose Dealer first must fulfill all of Dealer's undertakings hereinafter described.

This is a personal services Agreement. In entering into this Agreement and appointing Dealer as provided below, Seller is relying, among other things, upon the personal qualifications, expertise, reputation, integrity, experience, ability and representations of the individual named in the Final Article of this Agreement as Dealer Principal (the "Dealer Principal") and the individual named in the Final Article of this Agreement as Executive Manager and the representations of UAG Northeast, Inc., DiFeo Partnership, Inc., UAG and the Dealer. In addition to Dealer, Seller intends to look to UAG Northeast, Inc., DiFeo Partnership, Inc., UAG, the Dealer Principal and the Executive Manager for the performance of Dealer's obligations hereunder.

Nissan Products are intended for discriminate owners with the expectation that such owners will be loyal and proud, but also demanding toward Seller and Dealer with respect to Nissan Products and the manner in which they are sold and serviced. Owners, potential owners and purchasers of Nissan Products are expected to want, and are entitled to do business with, dealers who enjoy the highest reputation in their communities and have well located, attractive and efficient places of business, courteous personnel and outstanding service and parts facilities. Nissan Products must be sold by enthusiastic dealers who are not

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interested in short term results only but are willing to look toward long term goals and whoa re devoted to creating and maintaining a positive total ownership experience for owners of Nissan Products. Seller's standard of excellence for Nissan Products must be matched by the dealers who sell them to the public and who service them during their operative lives.

Achievement of the purposes of this Agreement is premised upon mutual understanding and cooperation between Seller and Dealer. Dealer has entered into this Agreement in reliance upon Seller's integrity and expressed intention to deal fairly with Dealer and the consuming public. Seller has entered into this Agreement in reliance upon the integrity and ability of the Dealer Principal and Executive Manager and their expressed intention to deal fairly with the consuming public and Seller.

It is the responsibility of Seller to market Nissan Products throughout the Territory. It is the responsibility of Dealer to actively promote the retail sale of Nissan Products and to provide courteous and efficient service of Nissan Products. The success of both Seller and Dealer will depend on how well they each fulfill their respective responsibilities under this Agreement. It is recognized that: Seller will endeavor to provide motor vehicles of excellent quality and workmanship and to establish a network of Authorized Nissan Dealers that can provide an outstanding sales and service effort at the retail level; and Dealer will endeavor to fulfill its responsibilities through aggressive, sound, ethical selling practices and through conscientious regard for customer service in all aspects of its Nissan Dealership Operations.

Seller and Dealer shall refrain from engaging in conduct or activities which might be detrimental to or reflect adversely upon the reputation of Seller, Dealer or Nissan Products and shall engage in no discourteous, deceptive, misleading or unethical practices or activities.

For consistency and clarity, terms which are used frequently in this Agreement have been defined in Section 1 of the Standard Provisions. All terms used herein which are defined in the Standard Provisions shall have the meaning stated in said Standard Provisions. These definitions should be read carefully for a proper understanding of the provisions in which they appear.

To achieve the purposes referred to above, Seller, UAG Northeast, Inc., DiFeo Partnership, Inc., Dealer, the Dealer Principal and the Executive Manager agree as follows:

     ARTICLE FIRST: Appointment of Dealer

     Subject to the conditions and provisions of this Agreement, Seller:


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     (a) appoints Dealer as an Authorized Nissan Dealer and grants Dealer the non-exclusive right to buy from Seller those Nissan Products specified in Dealer's current Product Addendum hereto, for resale, rental or lease at or from the Dealership Locations established and described in accordance with Section 2 of the Standard Provisions; and

     (b) grants Dealer a non-exclusive right, subject to and in accordance with
Section 6.K of the Standard Provisions, to identify itself as an Authorized Nissan Dealer, to display the Nissan Marks in the conduct of its Dealership Operations and to use the Nissan Marks in the advertising, promotion and sale of Nissan Products in the manner provided in this Agreement.

     ARTICLE SECOND: Assumption of Responsibilities by Dealer

     Dealer hereby accepts from Seller its appointment as an Authorized Nissan Dealer and, in consideration of its appointment and subject to the other conditions and provisions of this Agreement, hereby assumes the responsibility for:

     (a) establishing and maintaining at the Dealership Location the Dealership Facilities in accordance with Section 2 of the Standard Provisions;

     (b) actively and effectively promoting the sale at retail (and, if Dealer elects, the leasing and rental) of Nissan Vehicles within Dealer's Primary Market Area in accordance with Section 3 of the Standard Provisions;

     (c) servicing Nissan Vehicles and for selling and servicing Nissan Parts and Accessories in accordance with Section 5 of the Standard Provisions;

     (d) building and maintaining consumer confidence in Dealer and in Nissan Products in accordance with Section 5 of the Standard Provisions; and

     (e) performance of the additional responsibilities set forth in this Agreement, including those specified in Section 6 of the Standard Provisions.

     ARTICLE THIRD: Ownership

     (a) Owners. This Agreement has been entered into by Seller in reliance upon, and in consideration of, among other things, the personal qualifications, expertise, reputation, integrity, experience, ability and representations with respect thereto of the Dealer Principal and Executive Manager named in the Final Article of this Agreement and in reliance upon the representations and agreements of UAG Northeast, Inc., DiFeo Partnership, Inc., UAG and the Dealer as follows:


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          (i) UAG Northeast, Inc. and DiFeo Partnership, Inc. will at all times own 100% of the capital stock of Dealer and Dealer will at all times be maintained as a separate entity.

          (ii) The Executive Committee of Dealer is set forth in attached Schedule "A".

          (iii) The officers of Dealer are as set forth in attached Schedule
"A".

          (iv) United Auto Group, Inc. ("UAG") owns 100% of the outstanding stock of UAG Northeast, Inc. and DiFeo Partnership, Inc., (se Attachment "A" attached).

     (b) Changes in Ownership. In view of the fact that this is a personal services agreement with the Dealer Principal and Executive Manager and in view of its objective and purposes, this Agreement and the rights and privileges conferred on Dealer hereunder are not assignable, transferable or salable by UAG Northeast, Inc. and DiFeo Partnership, Inc., and no property right or interest is or shall be deemed to be sold, conveyed or transferred to Dealer, UAG Northeast, Inc. and DiFeo Partnership, Inc. under this Agreement. Dealer, UAG Northeast, Inc., DiFeo Partnership, Inc., the Dealer Principal and the executive Manager agree that any change in the ownership of Dealer, UAG Northeast, Inc. or DiFeo Partnership, Inc. specified herein requires the prior written consent of Seller [IF DEALER DESIRES TO REMAIN AN AUTHORIZED NISSAN DEALER] and that without the prior written consent of Seller:

          (i) no sale, pledge, hypothecation or other transfer of any of the currently outstanding capital stock or partnership interest of Dealer will be made and no additional shares of capital stock, partnership interest or securities convertible into shares of capital stock, of Dealer will be issued or sold.

          (ii) no sale, pledge, hypothecation or other transfer of any of the currently outstanding capital stock of UAG Northeast, Inc. and DiFeo Partnership, Inc. will be made and no additional shares of capital stock, partnership interest or securities convertible into shares of capital stock, of UAG Northeast, Inc. and DiFeo Partnership, Inc. will be issued or sold.

          (iii) neither Dealer, UAG Northeast, Inc. nor DiFeo Partnership, Inc. will be merged with or into, or consolidate with, any other entity and none of the principal assets necessary for the performance of Dealer's obligations under this Agreement will be sold, transferred or assigned.

          (iv) UAG Northeast, Inc. and DiFeo Partnership, Inc. will not enter into any transaction, including, without limitation, any sale, pledge, hypothecation or other transfer of any of the currently outstanding capital stock of UAG Northeast,


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Inc. and DiFeo Partnership, Inc., the issuance or sale of additional shares of capital stock, partnership interest or securities convertible into shares of capital stock, of UAG Northeast, Inc. and DiFeo Partnership, Inc., or the merger of UAG Northeast, Inc. and DiFeo Partnership, Inc. with or into, or the consideration of UAG Northeast, Inc. and DiFeo Partnership, Inc. with any other entity, if as a result of such transaction, the UAG Northeast, Inc. and DiFeo Partnership, Inc. will cease to own at least 100% of the capital stock or interest of Dealer.

     Any transaction involving the capital stock of UAG Northeast, Inc. and DiFeo Partnership, Inc. which does not violate subparagraph (iv) above may be effected without obtaining the prior written consent of Seller and without triggering a termination event under Section 12.A.(2) of the Standard Provisions.

     Dealer shall give Seller prior notice of any proposed change in said ownership requiring consent of Seller and immediate notice of the death or incapacity of any Dealer Principal or Executive Manager. No such change, and no assignment of this Agreement or of any right or interest herein, shall be effective against Seller unless and until embodied in an appropriate amendment to or assignment of this Agreement, as the case may be, duly executed and delivered by Seller and by Dealer. Seller shall not, however, unreasonably withhold its consent to any such change, subject to Seller's rights of first refusal set forth in Article Tenth of this Agreement. Seller shall have no obligation to transact business with any person who is not named either as a Dealer Principal or Executive Manager of Dealer hereunder or otherwise to give effect to any proposed sale or transfer of the ownership, partnership interest management of Dealer, UAG Northeast, Inc. and DiFeo Partnership, Inc. (other than changes in the ownership of UAG Northeast, Inc. and DiFeo Partnership, Inc. which are expressly permitted by the Article Third) prior to having concluded the evaluation of such a proposal as provided in Section 15 of the Standard Provisions. Dealer acknowledges Seller's right to require consent to any change in the ownership of Dealer, UAG Northeast, Inc., and DiFeo Partnership, Inc. agree that any change or transfer without such consent from Seller is void, and of no force and effect, and grounds for termination. Dealer, UAG Northeast, Inc., and DiFeo Partnership, Inc. further agree that either will not challenge, contest, dispute, or litigate:

          (i) any action taken by Seller (including, without limitation, termination of this Agreement) response to an attempt to transfer ownership of Dealer (except as provided by this Agreement) without Seller's consent; or

          (ii) any decisions by Seller to withhold consent to a proposed change in ownership of Dealer.


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     The stock certificates representing the stock or analogous instrument demonstrating ownership of Dealer, UAG Northeast, Inc., and DiFeo Partnership, Inc. will have legends which notify a potential purchaser of such stock of the limitations on transfer set forth in this Article third. Dealer, UAG Northeast, Inc., and DiFeo Partnership, Inc. represent and agree that none of UAG Northeast, Inc. and DiFeo Partnership, Inc. or Dealer will register their capital stock, or securities convertible into their capital stock for sale or resale to the public under any state or federal securities laws. UAG Northeast, inc. and DiFeo Partnership, Inc. agree that no capital stock, or securities convertible into capital stock, of Dealer will be issued, sold or otherwise transferred by Dealer, UAG Northeast, Inc. and DiFeo Partnership, Inc., directly or indirectly, to any automobile manufacturer, automobile distributor, any motor vehicle dealer, any other person who could reasonably be considered a competitor or potential competitor of Seller, or any affiliate of any of the foregoing. However, with the exception of the immediately preceding sentence and the stock restriction set forth in Exhibit A attached, Nissan does not intend to restrict the transfer of equity or interests in UAG.

     ARTICLE FOURTH: Management

     (a) This Agreement has been entered into by Seller in reliance upon, and in consideration of, among other things, the personal qualifications, expertise, reputation, integrity, experience, ability and representations with respect thereto of the person named as Dealer Principal in the Final Article of this Agreement and in reliance on the following representations and agreements of UAG Northeast, Inc. and DiFeo Partnership, Inc. that:

          (i) each of Samuel and Spielvogel will, subject to any other obligations set forth in this Agreement, devote 100% of their time to the business and day-to-day operations of the entity for which they are responsible.

          (ii) Samuel will devote 100% of his time to the affairs of Dealer.

     (b) Dealer. Seller and Dealer agree that the retention by Dealer of qualified management is of critical importance to the successful operation of Dealer and to the achievement of the purposes and objectives of this Agreement. this agreement has been entered into by Seller in reliance upon, and in consideration of, among other things, the personal qualifications, expertise, reputation, integrity, experience, ability and representations with respect thereto of the persons named as Dealer Principal and Executive Manager in the Final Article of this Agreement and in reliance on the following representations and agreements of Dealer, and UAG Northeast, Inc. and DiFeo Partnership, Inc. that:


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          (i) Samuel is currently employed as the Executive Manager of Dealer.
As long as Spielvogel is employed by UAG Northeast, Inc. and DiFeo Partnership, Inc., and Samuel is employed by Dealer, they will have full and complete control over the Dealership Operations, subject only to the powers of the Board of Directors of Dealer to manage the business and affairs of Dealer, and they will at all times be members of the Board of Directors of Dealer. In addition, any replacements for Spielvogel and Samuel will, so long as such replacements are employed by any UAG Northeast, Inc. and DiFeo Partnership, Inc. and Dealer, have full and complete control over the Dealership Operations, subject only to the powers of the Board of Directors of Dealer to manage the business and affairs of Dealer, and such replacements will at all times be members of the Board of Directors of dealer.

          (ii) the Board of Directors of Dealer shall delegate the management of the Dealership Operations to Samuel and Dealer will not amend its Certificate of Incorporation or By-laws to provide that its Board of Directors provide that its Board of directors is entitled to exercise any extraordinary powers or interfere unduly in the Dealership Operations.

          (iii) Samuel will, subject to any other obligations set forth in this Agreement, continually provide his personal services in operating the dealership and will be physically present at the Dealership Facilities on a full-time basis.

     (c) Changes in Management. In view of the fact that this is a personal services Agreement with the Dealer principal and Executive Manager and in view of its objectives and purposes, Dealer, UAG Northeast, Inc. and DiFeo Partnership, Inc. agree that any change in the Dealer Principal or Executive Manager from that specified in the Final Article of this Agreement requires the prior written consent of Seller. In addition, UAG Northeast, Inc. and DiFeo Partnership, Inc. agree that no chief executive officer, or person performing services and having responsibilities similar to a chief executive officer, of UAG Northeast, Inc. or DiFeo Partnership, Inc. will be appointed, directly or indirectly, without the prior written consent of Seller. Dealer shall give Seller prior notice of any proposed change in Dealer Principal or Executive Manager or the appointment of any chief executive or similar officer of UAG Northeast, Inc. and DiFeo partnership, Inc. and immediate notice of the death or incapacity of any Dealer Principal or Executive Manager. No change in Dealer Principal or Executive Manager and no appointment of a chief executive or similar officer of UAG Northeast, Inc. or DiFeo Partnership, Inc. shall be effective unless and until embodied in an appropriate amendment to this Agreement duly executed and delivered by all of the parties hereto. Subject to the foregoing, Dealer, UAG Northeast, Inc. and DiFeo Partnership, Inc. shall make their own, independent decisions concerning the hiring and firing of its employees, including, without limitation, the Dealer Principal and Executive Manager.


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     Dealer shall give Seller prior written notice of any proposed change in
Dealer Principal or Executive Manager and immediate notice of the death or incapacity of Dealer Principal or Executive Manager. No change in Dealer Principal or Executive Manager shall be effective unless and until embodies in an appropriate amendment to this Agreement duly executed and delivered by all of the parties hereto. Dealer acknowledges Seller's right as set forth herein and in the Standard Provisions) to require consent to any change in the management of Dealer, UAG Northeast, Inc. and DiFeo Partnership, Inc. agree that a change without such consent from Seller is void, of no force and effect, and grounds for termination. Dealer, UAG Northeast, Inc. and DiFeo Partnership, Inc. further agree that either will not challenge, contest, dispute, or litigate:

          (i) any action taken by Seller (including, without limitation, termination of this Agreement) in response to an attempt to change the management of Dealer without Seller's consent; or

          (ii) any decision by Seller to withhold consent to a proposed change in management of Dealer, or

          (iii) any decision by Seller to withhold approval of a proposed management candidate.

     To enable Seller to evaluate and respond to Dealer concerning any proposed change in Dealer Principal or Executive Manager or the appointment of any chief executive or similar officer of UAG Northeast, Inc. and DiFeo Partnership, Inc., Dealer, UAG Northeast, Inc. and DiFeo Partnership, Inc. agree to provide, in the form requested by Seller and in a timely manner, all applications and information customarily requested by Seller to evaluate the proposed change. While Seller shall not unreasonably withhold its consent to any such change, it is agreed that any successor Dealer Principal, Executive Manager or chief executive or similar officer of UAG Northeast, Inc. and DiFeo Partnership, Inc. must possess personal qualifications, expertise, reputation, integrity, experience and ability which are, in the opinion of Seller, satisfactory. Seller will determine whether, in its opinion, the proposed change or appointment is likely to result in a successful dealership cooperation with capable management that will satisfactorily perform Dealer's obligations under this Agreement. Seller shall have no obligation to transact business with any person who is not named as a Dealer principal or Executive Manager of Dealer hereunder prior to having concluded its evaluation of such person.

     Any successor Dealer Principal or Executive Manager and any chief executive or similar officer of UAG Northeast, Inc. and DiFeo Partnership, Inc. must meet the following minimum requirements in order to be submitted to Seller for approval:


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          (i) At least three years of experience as a general manager of an automobile dealer in a major metropolitan area or similar position involving all aspects of the day-to-day operations of such an automobile dealership (including, without limitation, new and used vehicles sales, service, parts and administration); and

          (ii) A demonstrated track record of success in his/her prior automobile dealership activities as measured by the dealerships' performance under his/her management. The dealership(s) shall have consistently demonstrated at least the following:

               1. An above average level of sales performance when measured against regional or zone averages and as measured against sales performance objectives established by the manufacturer; and

               2. An above average level of customer satisfaction when measured against regional or zone averages for the make; and

               3. A history of cooperation and good relations with manufacturer(s) and/or distributor(s).

     (d) Evaluation of Management. Dealer and Seller understand and acknowledge that the personal qualifications, expertise, reputation, integrity, experience and ability of the Dealer Principal and Executive Manager and their ability to effectively manage Dealer's day-to-day Dealership Operations is critical to the success of Dealer in performing its obligation under this Agreement. Seller may from time to time develop standards and/or procedures for evaluating the performance of the Dealer Principal and Executive Manager and of Dealer's personnel generally. Seller may, from time to time, evaluate the performance of the Dealer Principal and Executive Manager and will advise Dealer, the Dealer Principal and the Executive Manager of the results of such evaluations and the way in which any deficiencies affect Dealer's performance of its obligations under this Agreement.

     (e) Compensation of Executive Manager. Samuel will have a substantial portion of his compensation tied to Dealer's overall performance with respect to objectives for sales, market penetration and customer service which will be established at quarterly intervals.

     ARTICLE FIFTH: Additional Provisions

The additional provisions set forth in the attached "Nissan Dealer Sales and Service Agreement Standard Provisions," bearing from number NDA-4S/9-88, as amended in Article Thirteenth of this Agreement, and excepting only the provisions contained in Sections 4, 14 and 16, are hereby incorporated in and made a part of this Agreement. The Notice of Primary Market area, Dealership Facilities Addendum, Product Addendum, Dealership Identification addendum, Holding Company Addendum, if applicable, and all guides


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and Standards referred to in this Agreement (including references contained in the Standard Provisions referred to above) are hereby incorporated in and made a part of this Agreement. Dealer further agrees to be bound by and comply with: the Warranty Manual; Seller's Manuals or Instructions heretofore or hereafter issued by Seller to Dealer; any amendment, revision or supplement to any of the foregoing; and any other manuals heretofore or hereafter issued by Seller to Dealer.

     ARTICLE SIXTH: Termination of Prior Agreements

     This Agreement cancels, supersedes and annuls all prior contracts, agreements and understandings except as stated herein, all negotiations, representations and understandings being merged herein. No waiver, modification or change of any of the terms of this Agreement or change or erasure of any printed part of this Agreement or addition to it(except filling of blank spaces and lines) will be valid or binding on Seller unless approved in writing by the President or an authorized Vice President of Seller.

     ARTICLE SEVENTH: Term

     This Agreement shall have a term commencing on the effective date hereof and, subject to its earlier termination in accordance with the provisions of this Agreement, expiring on the expiration date indicate in the Final Article of this Agreement. Subject to other applicable provisions hereof, this Agreement shall automatically terminate at the end of such stipulated term without any action by Dealer, Seller or any of the other parties hereto.

     ARTICLE EIGHTH: License of Dealer

     If Dealer is required to secure or maintain a license for the conduct of its business as contemplated by this Agreement in any state or jurisdiction where any of its Dealership Operations are to be conducted or any of its Dealership Facilities are located, this Agreement shall not be valid until and unless Dealer shall have furnished Seller with written notice specifying the date and number, if any, of such license or licenses issued to Dealer, Dealer shall notify Seller immediately in writing if Dealer shall fail to secure or maintain any and all such licenses or renewal thereof or, if such license or licenses are suspended or revoked, specifying the effective date of any such suspension or revocation.

     ARTICLE NINTH: Additional Representations and Warranties

     (a) All of the representations and covenants made to Seller by the other parties to this Agreement have been made jointly and severally by each of the parties hereto which has made any such representation or covenant.


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     (b) In addition to the representations set forth elsewhere in this
Agreement, Dealer, UAG Northeast, Inc. and DiFeo Partnership, Inc., jointly and severally, represent to Seller that:

          (i) all of the documents and correspondence provided to seller by Dealer, UAG Northeast, Inc., DiFeo Partnership, Inc., UAG or any of their agents in connection with the solicitation of Seller's consent to this Agreement are true and correct copies of such documents.

     (c) In addition to the covenants set forth elsewhere in this Agreement, Dealer, UAG Northeast, Inc. and DiFeo Partnership, Inc., jointly and severally, agree with Seller that:

          (i) Dealer will at times be involved in the operation of the Nissan dealership currently operated by it and Dealer will not conduct any other type of business.

          (ii) no distributions will be made to the stockholders of partners of Dealer, UAG Northeast, Inc. and DiFeo Partnership, Inc., if such distributions would cause Dealer to fail to meet any of the Guides and Standards relating to the capitalization of Dealer. In particular, UAG Northeast, Inc. and DiFeo Partnership, Inc. will not be permitted to voluntarily redeem any of its preferred stock, if prior to and after giving effect to such redemption Dealer fails to meet any of the Guides and Standards relating to capitalization of Dealer.

          (iii) The UAG Northeast, Inc., DiFeo Partnership, Inc. and Dealer hereby, jointly and severally, indemnify and hold harmless, Seller, its officers, directors, affiliates and agents, and each person who controls Seller within the meaning of the Securities Act of 1933, as amended (the "Act"), from and against any and all losses, claims, damages or liabilities, to which they or any of them may become subject under the Act, the Securities Exchange Act of 1934, as amended, or any other federal or state securities law, rule or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of the sale by the UAG Northeast, Inc., DiFeo Partnership, Inc. or Dealer of any securities. The indemnification provided for in this paragraph shall be exclusive of, and in addition to, any indemnification pursuant to Section 10 of the Standard Provisions.

          (iv) One of the conditions to the effectiveness of this Agreement by Seller is the delivery of an opinion of counsel to all of the parties hereto (other than Seller) to the effect that this Agreement has been duly executed and delivered by each of the parties thereto (other than Seller) and is the legal, valid and binding obligations of each of such parties enforceable in accordance with its terms.

     ARTICLE TENTH:


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A. Seller's right of First Refusal

     In addition to its rights under this Agreement, in the event that UAG Northeast, Inc., DiFeo Partnership, Inc. or Dealer should desire to enter into a transaction, which if not approved by Seller, would result in a breach of the covenants set forth in Article Third, Sections (a)(i), (a)(ii), (a)(iii),
(a)(iv) or (b) of this Agreement or in the event that any of the covenants set forth i the fourth full paragraph of Article Third, Section (b), Article Forth, Section (a)(vii) or Article Ninth, Section (c)(ii) of this Agreement are breached, Seller shall have the additional right and option to purchase the dealership assets or ownership interests pursuant to this Article Tenth.

     (a) If Seller chooses to exercise its right of first refusal, it must do so in its written refusal to consent to the proposed sale or transfer pursuant to
Section 15 of the Standard provisions or, if Section 15 of the Standard Provisions does not apply, within sixty (60) days of receipt of notification that an event triggering Seller's right of first refusal hereunder has occurred. Dealer agrees not to complete any proposed change or sale prior to the expiration of the period of exercise of Seller's right of first refusal and without Seller's prior written consent. Such exercise shall be null and void if Dealer withdraws its proposal within thirty (30) days following Dealer's receipt of Seller's notice exercising its rights of first refusal.

     (b) After being exercised, Seller's right to purchase may be assigned to any party, and Seller hereby agrees to guarantee the full payment of the purchase price by such assignee. Seller's rights under this Article Tenth shall be binding on and enforceable against any assignee or successor in interest of Dealer or purchaser of Dealer's assets. Seller shall have no obligation to exercise its rights hereunder.

     (c) If Dealer has entered into a bona fide written buy/sell agreement respecting its Nissan dealership, Seller's right under this Article Tenth shall be a right of first refusal, enabling Seller to assume the prospective purchaser's purchase rights and obligations under such buy/sell agreement. The purchase price and other terms of sale shall be those set forth in such agreement and any related documents. Seller may request and Dealer agrees to provide all other documents relating to Dealer and the proposed transfer, including, but not limited to, those reflecting any other agreements or understandings between the parties to the buy/sell agreement. If Dealer refuses either to provide such documentation or to state in writing that no such document exists, it shall be presumed that the agreement is not bona fide.

     (d) If Seller determines pursuant to paragraph (c) above that the buy/sell agreement is not bona fide, Seller will so notify Dealer. Dealer shall have ten
(10) days from its receipt
of such notice within which to withdraw its proposal. Seller's exercise of its rights hereunder shall be null and void if Dealer withdraws its proposal within such time period. If the proposal is not withdrawn, Seller shall have the option, but no obligation, under this Article Tenth to purchase the principal assets, or the ownership interests, of Dealer, shall include the right to lease the Dealership Facilities. the purchase price shall be at the then fair market value as determined by an independent appraiser selected by Seller and reasonably acceptable to UAG Northeast, Inc. and DiFeo Partnership, Inc. and the other terms of sale shall be those agreed by Seller, Dealer, UAG Northeast, Inc. and DiFeo Partnerships, Inc.

     (e) Dealer shall transfer the affected property free and clear of liens, claims, mortgages, and encumbrances.

     (f) In addition to any other rights Seller may have at law, in equity or hereunder, any conveyance of the dealership in violation of this right of first refusal shall be viable by Seller.

     (g) In the event that Seller elects not to exercise its right to purchase the dealership assets or the ownership interests of the Dealer, UAG Northeast, Inc. and DiFeo Partnership, Inc.

agree that it will offer to sell such assets or interests to the Dealer's then current management team or to some other entity or persons acceptable to Seller. If such individuals are not interested in such a transaction and no other entity or individuals acceptable to Seller can be found then this Agreement will be terminable at Seller's option, by deliver of written notice to Dealer.

B. Right of First Refusal on Sale or Lease of Property to a Third Party.

     a) In addition to its rights under Articles Third and Fourth and Section 15 of the Standard Provisions, Dealer agrees that should Dealer seek to sell or lease all or substantially all of the Approved Site to a third party for use as a Nissan New Motor Vehicle Dealership, Seller shall have the additional right and option, but not the obligation, to purchase or lease the Approved Site pursuant to Article Thirteenth. A sale or lease for use other than a Nissan New Motor Vehicle Dealership is void.

     b) If Seller chooses to exercise its right of first refusal, it must do so by written not delivered to Dealer within 60 days of Seller's receipt of notice of the proposed sale or lease by Dealer. Dealer agrees not to complete any proposed sale or lease prior to the expiration of the period for exercise of Seller's right of first refusal and without Seller's prior written consent, and agrees to allow Seller to perform an environmental study of the property. Such exercise shall be null and void if Dealer withdraw its sale or lease proposal within thirty (30) days following Dealer's receipt of Seller's notice exercising right of first refusal.

     c) After being exercised, Seller's right to purchase or lease may be assigned to any party, and Seller hereby agrees to guarantee the full payment of the purchase price or the rental payment by such assignee. Seller's rights under this Article Thirteenth shall be binding on an and enforceable against any assignee or successor in interest of Dealer or purchase of Dealer's assets. Seller shall have no obligation to exercise its rights hereunder, and Seller may rescind its offer if the property is determined be contaminated pursuant to an environmental study. Such contamination shall be deemed a breach of this agreement by dealer.

     d) Should Seller actually purchase or lease the facility, Dealer shall also furnish to Seller copies of any easements, licenses, environmental studies or other documents affecting the property.

     e) Dealer shall transfer the affected property by deed conveying marketable title free and clear of liens, claims, mortgages, encumbrances, tenancies and occupancies, or, if applicable, by an assignment of any existing lease. The Warranty Deed shall be in proper form for recording. Dealer shall deliver complete possession of the property at the time of delivery of the Deed or lease assignment. Dealer shall also furnish to Seller copies of any easements, licenses, or other documents affecting the property and shall assign any permits or licenses which are necessary for the conduct of the Dealership Operations.

     f) In addition to any other rights Seller may have at law, in equity or hereunder, any sale or lease of the Approved Site in violation of this right of first refusal shall be voidable by Seller.

C. Exclusivity Provisions.

     In order for Dealer to maintain competitive Dealership Facilities to effectively market Nissan Products, Dealer hereby agrees to abide by and never challenge the following provisions (hereinafter "Exclusively Provisions"). These Exclusivity Provisions shall be effective on or before the execution of the Agreement, and continue in effect thereafter so long as Dealer (or its principals) are authorized N___ dealers and these provisions shall be binding on any successors-in-interest, assigns or purchasers of Dealer:

     a) The only line-make of new, unused motor vehicles which Dealer shall display sell at the Approved Site shall be the Nissan line and make of motor vehicles. Dealer shall not conduct any dealership operations for any other make or line of vehicles from the Approved Site.

     b) Dealer shall sell and maintain a full line of Genuine Nissan Parts and Accessories at the Approved Site and shall provide a full range of automotive servicing for Nissan vehicles at the Approved Site pursuant to Section 5 of the Standard Provisions to the Agreement. Nothing contained herein, however, shall preclude Dealer from offering parts, accessories or servicing for vehicles of other line or makes so long as such products or services are incidental to Dealer's Nissan Dealership Operations;

     c) Dealer shall not advertise or promote any make or line of new, unused vehicles from the Approved Site other than the Nissan line; and

     d) Dealer shall not install or maintain any sign at or near the Approved Site which would tend to lead the public into believing that any line or make of vehicles other than the Nissan line sold at the Approved Site.

     ARTICLE ELEVENTH: Breach By Dealer

     In the event (i) that any of the representations and warranties of Dealer, UAG Northeast, Inc. DiFeo Partnership, Inc., UAG, Spielvogel or Samuel contained in this Agreement shall prove not to have been true and correct when made or
(ii) of any breach or violation of any of the covenants made by Dealer, UAG Northeast, Inc. and DiFeo Partnership, Inc., UAG, Spielvogel or Samuel in Articles Third, Fourth and Ninth of this Agreement or upon the occurrence of any of the events warranting termination of this Agreement as set forth in Section 12.A of the Standard Provisions, Seller may terminate this Agreement, prior to the expiration date hereof, by giving Dealer written notice thereof, such termination to be effective upon the date specified in such notice, or such latter date as may be required by any applicable statute with the effect set forth in Section 13 of the Standard Provisions.

     ARTICLE TWELFTH: Execution of Agreement

     This Agreement, and any Addendum or amendment or notice with respect thereto, shall be valid and binding on Seller when it bears the signature of either the President or an authorized Vice President of Seller and, when such signature is a facsimile, the manual countersignature of an authorized employee of Seller at the Director level and a duplicate original thereof is delivered personally or by mail to the Dealership location. This Agreement shall bind Dealer and the other parties hereto only when it is signed by: a duly authorized officer or executive of Dealer or such party if a corporation; one of the general partners of Dealer or such party if a partnership; or Dealer or such party if an individual.

     ARTICLE THIRTEENTH: Amendments to Standard Provisions

     (a) Section 1.0 of the Standard Provisions is hereby amended to read as follows:

     "O. 'Principal Owners(s)' shall mean the persons named as Dealer Principal in the Final Article of this Agreement upon whose personal qualifications, expertise, integrity, experience, ability and representations Seller has relied in entering into this Agreement."

     (b) Section 6.I of the Standard Provisions is hereby amended to read as follows:

     "Seller shall have the right, at all reasonable times during regular business hours, to inspect the Dealership Facilities and to examine, audit and make and take copies of all records, accounts and supporting data relating to the sale, sales reporting, service and repair of Nissan Products by Dealer. Whenever possible, Seller shall attempt to provide Dealer with advance notice of an audit or examination of Dealer's operations. Seller shall also have the right, at all reasonable times during regular business hours and upon advance notice, to examine, audit and make and take copies of all records, accounts and supporting data of UAG Northeast, Inc. and DiFeo Partnership, Inc. relating to the business, ownership or operations of Dealer."

     (c) Section 12.A(1) of the Standard Provisions is hereby amended to read as follows:

     "(1) Any actual or attempted sale, transfer, assignment or delegation, whether by operation of law or otherwise, by Dealer, UAG Northeast, Inc. and DiFeo Partnership, Inc. of any interest in or right, privilege or obligation under this Agreement, or of the principal assets necessary for the performance of Dealer's responsibilities under this Agreement, without, in either case, the prior written consent of Seller having been obtained, which consent shall not be unreasonably withheld;"

     (d) Section 12.A(3) of the Standard Provisions is hereby amended to read as follows:

     "(3) Removal, resignation, withdrawal or elimination from Dealer for any reason of the Executive Manager, or removal, resignation, withdrawal, or elimination from Dealer of Spielvogel as President, or removal, resignation, withdrawal or elimination from Dealer of Samuel as Executive Vice President or Executive Manager; provided, however, in each case, Seller shall give Dealer a reasonable period of time within which to replace such person with an individual satisfactory to Dealer as the case may be, and Seller in accordance with Article Fourth of this Agreement; or the failure of Dealer to retain an Executive Manager who, in accordance with Article Fourth of this Agreement, in Seller's reasonable opinion, is competent, possesses the requisite qualifications for the position, and who will act in a manner consistent with the continued interests of both Seller and Dealer."

     (e) Section 12.B(2)(i) of the Standard Provisions is hereby amended to read as follows:

     "(i) any dispute, disagreement or controversy between or among Dealer, UAG Northeast, Inc., DiFeo Partnership, Inc. or UAG and any third party or between the owners and management personnel of Dealer relating to the management or ownership of Dealer, UAG Northeast, Inc., and DiFeo Partnership, Inc. develops or exists which, in the reasonable judgment of Seller, tends to adversely affect the conduct of the Dealership Operations or the interests of Dealer or Seller; or"

     (f) Section 12.B(2)(ii) of the Standard Provisions is hereby amended to read as follows:

          "(ii) any other act or activity of Dealer, UAG Northeast, Inc. and DiFeo Partnership, Inc. or any of their owners or management occurs, which substantially impairs the reputation or financial standing of Dealer or any of its management subsequent to the execution of this Agreement:"

     (g) Exhibits A and B are hereby incorporated by reference.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in _____ effective as of the 18th day of October, 1996 at Carson, California.

         SELLER:
         NISSAN DIVISION
         NISSAN MOTOR DIVISION CORPORATION IN USA

By: /s/ Illegible                              By:        /s/ Illegible
   ---------------------------------              ------------------------------
Its: Vice President Nissan Division            Its:      Regional Vice President



DIFEO NISSAN PARTNERSHIP

By:      /s/ Carl Spielvogel
   ---------------------------------
Its:     Chairman & CEO



UAG NORTHEAST, INC.

By:      /s/ Carl Spielvogel
   ---------------------------------
Its:     Chairman & CEO



DIFEO PARTNERSHIP, INC.

By:      /s/ Carl Spielvogel
   ---------------------------------
Its:     Chairman & CEO



CARL SPIELVOGEL

   /s/ Carl Spielvogel
   ---------------------------------


SAMUEL X. DIFEO

   /s/ Samuel X. DiFeo
   ---------------------------------

                                  FINAL ARTICLE

The Dealer is DiFeo Nissan Partnership, a partnership formed under the laws of the State of New Jersey. Dealer is located in Jersey City, New Jersey.

The other parties to this Agreement are UAG Northeast, Inc., a corporation incorporated under the laws of the state of Delaware, DiFeo Partnership, Inc., a corporation incorporated under the laws of the state of Delaware, Carl Spielvogel ("Spielvogel") and Samuel X. DiFeo ("Samuel").

The Dealer Principal and Executive Manager is Samuel X. DiFeo.

       Expiration Date:                      July 1, 2001
       Working Capital Guide Requirement:    $  607,308
       Net Worth Guide Requirement:          $  818,791
       Flooring Line:                        $1,798,438

                  Attachment "A"

DIFEO NISSAN PARTNERSHIP
Executive Committee                         See Schedule
Officers                                         "A"


         30% Partner                        70% Partner



UAG NORTHEAST, INC.                         DIFEO PARTNERSHIP, INC.
Directors      See Schedule                 Directors     See Schedule
Officers           "B"                      Officers          "C"


         100% Stockholder                   100% Stockholder



             UNITED AUTO GROUP, INC.
             Directors                      See Schedule
                         Officers           "D"

                                  Schedule "A"

           DiFeo Nissan Partnership - Executive Committee and Officers


                               Executive Committee

Marshall S. Cogan
Carl Spielvogel
Arthur J. Rawl
Joseph C. DiFeo
Samuel X. DiFeo


                                    Officers

Carl Spielvogel            -           Chairman and Chief Executive
                                       Officer

Marshall S. Cogan          -           President

Arthur J. Rawl             -           Executive Vice President,
                                       Chief Financial Officer and
                                       Treasurer

George G. Lowrance         -           Secretary

Tambra S. King             -           Assistant Secretary

Judith Hershon             -           Assistant Secretary


                        Principal Owner/Executive Manager

Samuel X. DiFeo

Schedule "B"

                  UAG Northeast, Inc. - Directors and Officers


                                    Directors

Marshall S. Cogan
Carl Spielvogel
Robert H. Nelson


                                    Officers

Carl Spielvogel          -       Chairman and Chief Executive
                                 Officer

Marshall S. Cogan        -       President

Arthur J. Rawl           -       Executive Vice President,
                                 Chief Financial Officer and
                                 Treasurer

George G. Lowrance       -       Secretary

Tambra S. King           -       Assistant Secretary

Judith Hershon           -       Assistant Secretary

                                  Schedule "C"

                DiFeo Partnership, Inc. - Directors and Officers


                                    Directors

Marshall S. Cogan
Carl Spielvogel
Robert H. Nelson


                                    Officers

Carl Spielvogel         -      Chairman and Chief Executive
                               Officer

Marshall S. Cogan       -      President

Arthur J. Rawl          -      Executive Vice President,
                               Chief Financial Officer and
                               Treasurer

George G. Lowrance      -      Secretary

Tambra S. King          -      Assistant Secretary

Judith Hershon          -      Assistant Secretary

                                  Schedule "D"

                United Auto Group, Inc. - Directors and Officers


                                    Directors

Marshall S. Cogan
Carl Spielvogel
Robert H. Nelson
Michael R. Eisenson
John J. Hannan
Jules Kroll
John M. Sallay
Richard Sinkfield


                                    Officers

Carl Spielvogel          -       Chairman and Chief Executive
                                 Officer

Marshall S. Cogan        -       Vice Chairman

Arthur J. Rawl           -       Executive Vice President,
                                 and Chief Financial Officer

George G. Lowrance       -       Executive Vice President,
                                 Secretary and General
                                 Counsel


The Company will provide prior notice of changes to this Schedule; franchisor consent thereto is not required.

                                   Exhibit "B"

                            INDEMNIFICATION AGREEMENT

     INDEMNIFICATION AGREEMENT ("Agreement"), made this __th day of _________________ 19__ between United Auto Group, Inc., a Delaware corporation the address of which is 375 Park Avenue, New York, New York 10152 ("UAG"), TRACE INTERNATIONAL HOLDINGS, INC., a Delaware Corporation and principal shareholder of UAG with an address at 375 Park Avenue, New York, New York 10152 ("Trace") (UAG and Trace are hereinafter referred to as the "Indemnitors") and Nissan Motor Corporation in U.S.A., a corporation the address of which is 18501 South Figueroa Street, P.O. Box 191, Gardena, CA 90248-0191 ("Nissan").

                                   WITNESSETH

     WHEREAS, UAG has acquired all of the capital stock of various automobile dealerships, including DiFeo Partnership Nissan of Jersey City, New Jersey ("DiFeo").

     WHEREAS, UAG intends to offer and sell certain of its shares (the "Shares") in a public offering pursuant to the Securities Act of 1933, as amended (the "Act");

     WHEREAS, UAG intends to use a portion of the proceeds from the public offering to acquire, among other things, new automobile dealerships, repay debt and provide cash for working capital and general corporate purposes;

     WHEREAS, Nissan has consented to the transfer of DiFeo, and has agreed to enter into a Nissan Dealer Sales and Service Agreement (the "Sales and Service Agreement") with UAG, Carl J. Spielvogel ("Spielvogel") and DiFeo whereby Spielvogel will serve as Dealer Principal for DiFeo;

     WHEREAS, Nissan is not involved in the public offering of the Shares and has no control over UAG's activities or representations in connection with that offering or the sale of the Shares; and

     WHEREAS, in recognition of Nissan's desire for complete protection against liability and potential legal action and in order to obtain Nissan's consent to the transfer of DiFeo and the execution of the Sales and Service Agreement, the Indemnitors wish to provide in this Agreement for the indemnification of and the advancing of expenses to Nissan as set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. INDEMNITY OF NISSAN

     The Indemnitors hereby agree to indemnify and hold harmless Nissan from and against any and all losses, liabilities, judgments, amounts paid in settlement, claims, damages and expenses whatsoever incurred investigating, preparing or defending against any litigation, commenced or threatened, to which Nissan may become subject under the Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the securities laws of any state (the "Blue Sky Laws"), any other statute or at common law or otherwise under the laws of any foreign country, arising in connection with the offer and sale of the Shares, including but not limited to any claim based upon the allegation that Nissan is a "controlling person" within the meaning of 15 of the Act or 20(a) of the Exchange Act. In addition, the Indemnitors hereby agree to indemnify and hold harmless Nissan from any and all claims of the shareholders of UAG with respect to any matter involving UAG, provided, that if it is ultimately determined, based upon a final decision of a court, arbitrator or other authorized panel or a settlement entered into by the parties to the dispute and consented to by Nissan that Nissan was liable for such Claim in whole or in part, the indemnification set forth herein shall be of no force or effect, and Nissan shall immediately reimburse the Indemnitors for any expenses advanced by the Indemnitors pursuant to paragraph 3 of this Agreement.

     2. NOTIFICATION AND DEFENSE OF CLAIM

     (a) If any claim is made or any litigation is commenced against Nissan in respect of which indemnity may be sought pursuant to this Agreement, Nissan shall promptly notify the Indemnitors in writing of the claim or the commencement of any such litigation, and the Indemnitors shall then assume the defense of any such litigation, including the employment and fees of counsel (reasonably satisfactory to Nissan) and the payment of all such expenses. Notwithstanding the foregoing, Nissan agrees to first make demand upon UAG for indemnification pursuant to this Agreement, unless such demand would be futile.

     (b) Nissan shall have the right, as its own expense, to employ its own counsel in any such case to oversee the litigation on behalf of Nissan, to consult with the attorneys engaged by the Indemnitors as to the proper handling of the litigation and to take such actions in connection with the litigation as are reasonably necessary to protect Nissan's interests. The Indemnitors, however, shall pay the reasonable fees and expenses of not more than one additional firm of attorneys for Nissan if the Indemnitors do not assume defense of any claim or in the event that a conflict of interest arises between Nissan, the Indemnitors and/or their counsel. In the event that a conflict arises between Nissan's attorneys and the Indemnitors or Indemnitors' attorneys, the Indemnitors agree that the conflict will be resolved in Nissan's favor and that Nissan shall be permitted to continue to retain Nissan's attorneys.

     (c) The Indemnitors agree promptly to notify Nissan of the commencement of any litigation against UAG in connection with the issue and sale of the Shares. UAG and Nissan agree to cooperate with each other in the defense of any litigation.

     (d) The Indemnitors shall not be obligated to indemnify or reimburse Nissan under this Agreement for any amounts paid in settlement of any litigation effected without prior written consent. The Indemnitors shall not, in the defense of any such litigation, except with Nissan's prior written consent, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Nissan of a release from all liability in respect to such litigation. Neither the Indemnitors nor Nissan shall unreasonably withhold its consent to any proposed settlement.

     3. ADVANCEMENT OF EXPENSES

     The Indemnitors agree that they will pay any and all expenses incurred by Nissan in defending any claim, civil or criminal action, suit or proceeding against Nissan in advance of the time such expenses are due. With respect to legal fees and disbursements of Nissan's attorneys, the Indemnitors will pay such attorneys an advance retainer of up to $20,000 and will pay additional fees and expenses of such attorneys in increments of not more than $20,000 periodically in advance of the dates that such fees and expenses are incurred.

     4. ENFORCEMENT

     (a) The Indemnitors expressly confirm and agree that they have entered into this Agreement and assume the obligations imposed on them in order to induce Nissan to consent to the transfer of DiFeo and to execute the Sales and Service Agreement and acknowledge that Nissan is relying upon this Agreement, and other promises, to grant such consent.

     (b) In the event Nissan is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Indemnitors shall reimburse Nissan for all of Nissan's reasonable fees and expenses in bringing and pursuing such action.

     5. SUBROGATION

     (a) In the event of payment under this Agreement, the Indemnitors shall be subrogated to the extent of such payment to all of the rights of recovery of Nissan, which shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Indemnitors effectively to bring suit to enforce such rights.

     (b) The Indemnitors shall not be liable under this Agreement to make any payment in connection with any Claim or litigation made against Nissan to the extent Nissan has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise indemnifiable hereunder, provided, that nothing contained in this Agreement shall be deemed to require Nissan to notify its insurance carriers with respect to any Claim or litigation or to seek payments from such carriers with respect to such Claim or litigation.

     6. MISCELLANEOUS

     (a) This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without giving effect to the conflict of law rules.

     (b) This Agreement shall be binding upon and inure to the benefit of UAG, Trace and Nissan and their respective legal representatives, successor and assigns.

     (c) No amendment, modification or termination of this Agreement shall be effective unless in writing and signed by both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                  UNITED AUTO GROUP, INC.



                                  By: /s/ Carl Spielvogel
                                     -------------------------------
                                        President



                                  TRACE INTERNATIONAL HOLDINGS, INC.



                                  By: /s/ Marshall S. Cogan
                                     -------------------------------
                                  Title:



                                  NISSAN MOTOR CORPORATION IN U.S.A.



                                  By: /s/ Michael J. Seergy
                                     -------------------------------
                                  Title:  Regional Vice President

                                    EXHIBIT A

This Exhibit is incorporated by reference in and is a part of the Nissan Dealer Term Sales and Service Agreement between Dealer and Seller dated October 18, 1996.

Article THIRTEENTH (6)is hereby amended to read as follows:


     If any person or entity, after the date of the initial public offering, acquires more than 20% of UAG's common stock issued and outstanding at any time and Nissan determines that such person or entity does not have interests comparable with those of Nissan, or is otherwise not qualified to have an ownership interest in a Nissan dealership (an "Adverse Person"), UAG must terminate its dealer agreements with Nissan or transfer the Nissan dealerships to a third party acceptable to Nissan unless, within 90 days after Nissan's determination, the Adverse Person's ownership interest is reduced to less than 20%.

DEALER:

DiFeo Nissan Partnership
--------------------------------------------------------------------------------
                                     (Name)

________________________________________________________________________________
                               (Doing Business As)



By /s/ Samuel X. DiFeo                       SELLER:
  -----------------------------              NISSAN DIVISION
       (SIGNATURE)                           NISSAN MOTOR CORPORATION IN U.S.A.
  Samuel DiFeo
  -----------------------------
    (TYPE NAME & TITLE)                      By /s/legible
                                               ---------------------------------
                                                   (SIGNATURE)
  Jersey City     NJ
  ----------------------------                  Vice President Nissan Division
     City         State                      -----------------------------------
                                                       (TYPE NAME & TITLE)

  ____________________________
         Dealer Code
                                             By /s/ Michael J. Seergy
                                               ---------------------------------
                                                     (SIGNATURE)

                                                   Michael J. Seergy
                                                 Regional Vice President
                                               ---------------------------------
                                                   (TYPE NAME & TITLE)